                                                                   Exhibit 23(a)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Everlast Worldwide, Inc.

We consent to the  incorporation by reference in the  Registration  Statement on
Form S-8 of  Everlast  Worldwide,  Inc.  and  Subsidiaries  of our report  dated
February  18,  2005,  relating to the  consolidated  balance  sheets of Everlast
Worldwide,  Inc.  and  Subsidiaries  as of December  31, 2004 and 2003,  and its
related consolidated statements of operations,  stockholders' equity, cash flows and  related  financial  statement  schedules  for  each  of  the  years  in the three-year  period ended December 31, 2004, which report appears in the December
31,  2004  Annual  Report  on  Form  10-K  of  Everlast   Worldwide,   Inc.  and
Subsidiaries.

/s/ Berenson LLP
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Berenson  LLP

New York, NY
July 22, 2005